As filed with the Securities and Exchange Commission on April 21, 2005

Registration No. 333-121868

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its charter)
New York (State or other jurisdiction of incorporation or organization)

3829, 3629

(Primary Standard

Industrial Classification Code Number)

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_________________

Steven N. Fischer

Chief Executive Officer

Mechanical Technology Incorporated

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

_________________

Copies to:

14-1462255 (I.R.S. Employer Identification No.)
Cynthia A. Scheuer Chief Financial Officer Mechanical Technology Incorporated 431 New Karner Road Albany, New York 12205 (518) 533-2200	Knute J. Salhus, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

_________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No.2 to the Registrant's Registration Statement on Form S-1 (File No. 333-121868) is being filed solely for the purpose of filing Exhibit 23.4 herewith, and no change or additions are being made hereby to the prospectus which forms a part of this Registration Statement. Accordingly, the prospectus has been omitted from this filing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Except for the SEC registration fee and the Nasdaq listing fee, all expenses are estimated. All such expenses will be paid by the Registrant.
Registration Fee - Securities and Exchange Commission	$ 609.71
Nasdaq Listing Fee	13,282.42
Accountants' fees and expenses	55,000.00
Legal fees and expenses	35,000.00
Printing and engraving expenses	1,000.00
Miscellaneous	1,000.00

Total	$ 105,892.12

Item 14. Indemnification of Directors and Officers

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

Under provisions of Mechanical Technology's Amended and Restated Certificate of Incorporation, Mechanical Technology shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit (including one by or in the right of Mechanical Technology to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he, his testator or interstate is or was a director or officer of Mechanical Technology, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Mechanical Technology, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually incurred as a result of or in connection with any such action, proceeding or suit, or any appeal therefrom, if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of Mechanical Technology, and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful; provided, however, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The directors and officers of Mechanical Technology are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

Item 15. Recent Sales of Unregistered Securities

On January 29, 2004 the Company sold 1,418,842 shares of common stock and additional investment rights to Fletcher International, Ltd. in a private sale for an aggregate purchase price of approximately $10 million. On December 22, 2004, Fletcher exercised its right to purchase in a private sale an additional 1,261,829 shares of the Company's common stock for an aggregate purchase price of approximately $8 million. Since the Company failed to meet a registration deadline in connection with the December 2004 private placement, the Company was required to issue an additional 66,413 shares of common stock to Fletcher for no additional consideration under the terms of its agreement with Fletcher. The 66,413 shares were issued April 19, 2005. Each of these Fletcher private placements was exempt from registration under the Securities Act pursuant to Section 4(2) thereof since each was a sale not involving a public offering.

The purchaser in such transactions represented to us that it was an accredited investor, acquiring the securities for investment and not distribution. No underwriters were involved in the foregoing transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

3.1	Certificate of Incorporation of the registrant, as amended and restated and amended. (3)(8)(9)

3.2	By-Laws of the registrant, as restated. (3)

4.1	Certificate of Additional Investment Rights issued to Fletcher International, Ltd. (19)

5.1 *	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	Mechanical Technology Incorporated Restricted Stock Incentive Plan. (1)

10.14	Mechanical Technology Incorporated Stock Incentive Plan for its December 20, 1996 Special Meeting of Shareholders. (2)

10.21	Asset Purchase Agreement between Mechanical Technology and NYFM, Incorporated, dated as of March 31, 1998. (4)

10.30	Mechanical Technology Incorporated 1999 Employee Stock Incentive Plan. (5)

10.32	Stock Purchase Agreement, dated October 1, 1999, between the registrant, Ling Electronics, Inc., Ling Electronics, Ltd. and SatCon Technology Corporation. (6)

10.33	Securities Purchase Agreement, dated October 21, 1999, between the registrant and SatCon Technology Corporation. (6)

10.34	Mechanical Technology Incorporated Registration Rights Agreement, dated October 21, 1999, between the registrant and SatCon Technology Corporation. (6)

10.36	Mechanical Technology Incorporated Stock Purchase Warrant dated October 21, 1999. (6)

10.37	SatCon Technology Corporation Stock Purchase Warrant dated October 21, 1999. (6)

10.38	Lease dated August 10, 1999 between Carl E. Touhey and Mechanical Technology, Inc. (6)

10.39	Registration Rights Agreement, dated November 1, 1999 by and among Plug Power Inc. and the registrant. (6)

10.41	Mechanical Technology Incorporated Stock Purchase Warrant dated January 31, 2000. (7)

Exhibit
Number	Description

10.42	SatCon Technology Corporation Stock Purchase Warrant dated January 31, 2000. (7)

10.43	Lease dated April 2, 2001 between Kingfischer L.L.C. and Mechanical Technology Inc. (10)

10.44	First Amendment to lease dated March 13, 2003 between Kingfischer L.L.C. and Mechanical Technology Inc. (12)

10.118	Exchange Agreement dated December 20, 2002 by and between First Albany Companies Inc. and Mechanical Technology Incorporated. (11)

10.119	Strategic Alliance Agreement, dated as of September 19, 2003, between The Gillette Company and MTI MicroFuel Cells Inc. (13)

10.120	Funding Agreement, dated as of September 19, 2003, between the registrant and The Gillette Company. (13)

10.121	Agreement, dated January 26, 2004, between Mechanical Technology Inc. and Fletcher International, Ltd. (15)

10.122	Amendment No. 1 to the Main Agreement dated as of May 4, 2004 entered into by and between the registrant and Fletcher International, Ltd. (16)

10.123	Amendment to the Strategic Alliance Agreement between The Gillette Company and MTI MicroFuel Cells Inc. dated August 18, 2004. (17)

10.124	MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan (Amended and Restated as of September 23, 2004). (18)

10.125	MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan Stock Option Agreement (Updated September 23, 2004). (18)

10.126	MTI MicroFuel Cells Inc. 2001 Stock Option Agreement for Employees, Consultants and Directors. (18)

10.127	MTI MicroFuel Cells Inc. Notice of Exercise of Option (Updated September 23, 2004). (18)

10.128	Lease dated January 26, 2005 between 750 University LLC and MTI MicroFuel Cells Inc. (20)

10.129	Base Salaries of Named Executive Officers of the Registrant. (20)

10.130	Cash Compensation for Non-Management Directors of the Registrant. (20)

14.1	Code of Ethics. (14)

21	Subsidiaries of the Registrant. (14)

23 *	Consent of PricewaterhouseCoopers LLP.

Exhibit
Number	Description
23.1 *	Consent of KPMG LLP.

23.2 *	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in exhibit 5.1)

23.3 *	Consent of Grant Thornton LLP.

23.4	Consent of PricewaterhouseCoopers LLP.

Certain exhibits were previously filed (as indicated below) and are incorporated herein by reference. All other exhibits for which no other filing information is given are filed herewith:

  Filed as Exhibit 28.1 to the registrant's Form S-8 Registration Statement No. 33-26326, filed December 29, 1988.
  Filed as Appendix A to the registrant's Definitive Proxy Statement Schedule 14A filed November 19, 1996.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated March 9, 1998.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form S-2 dated August 18, 1998.

  Filed as an Exhibit to the registrant's Proxy Statement, Schedule 14A, dated February 13, 1999.

  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-K Report for the fiscal year ended September 30, 1999.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-Q Report for its fiscal quarter ended December 31, 1999.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated February 22, 2000.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated March 19, 2001.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-K Report for the fiscal year ended September 30, 2001.
  Filed as an Exhibit to the registrant's Form 13-D/A Report dated January 3, 2003.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2002.
  Filed as an Exhibit to the registrant's Form 10-Q Report for its fiscal quarter ended September 30, 2003.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2003.
  Filed as an Exhibit to the registrant's Form 8-K Report dated January 27, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated May 4, 2004.
  Filed as an Exhibit to the registrant's Form 10-Q Report for its quarter ended September 30, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated December 10, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated December 22, 2004.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2004.

* Previously filed.

(b) Schedule. The following financial statement schedule for the years ended December 31, 2004, 2003 and 2002 is included pursuant to Item 16(b):

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule;

Schedule II- Valuation and Qualifying Accounts.

Item 17. Undertakings

The undersigned registrant does hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on April 21, 2005.

MECHANICAL TECHNOLOGY INCORPORATED

s/ Steven N. Fischer

Steven N. Fischer

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
s/ Steven N. Fischer Steven N. Fischer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 21, 2005

s/ Cynthia A. Scheuer Cynthia A. Scheuer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 21, 2005

s/ Dale W. Church Dale W. Church	Director	April 21, 2005

s/ Edward A. Dohring Edward A. Dohring	Director	April 21, 2005

s/Thomas J. Marusak Thomas J. Marusak	Director	April 21, 2005

s/ E. Dennis O'Connor E. Dennis O'Connor	Director	April 21, 2005

s/William P. Phelan William P. Phelan	Director	April 21, 2005

s/ Dr. Walter L. Robb Dr. Walter L. Robb	Director	April 21, 2005

s/ Dr. Beno Sternlicht Dr. Beno Sternlicht	Director	April 21, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders

of Mechanical Technology Incorporated

Our audits of the consolidated financial statements referred to in our report dated March 2, 2005, appearing on page F-2 of this Form S-1 of Mechanical Technology Incorporated, also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP

Albany, New York

March 2, 2005

Schedule II- Valuation and Qualifying Accounts

(DOLLARS IN THOUSANDS)
Description	Balance at beginning of period	Additions Charged to Charged costs and to other expenses accounts		Deductions	Balance at end of period

Allowance for doubtful accounts (accounts receivable) for the years ended:
December 31, 2004	$ -	$ 58	$ -	$ -	$ 58
December 31, 2003	-	-	-	-	-
December 31, 2002	-	-	-	-	-

Includes accounts written off as uncollectible and recoveries.
Allowance for doubtful accounts (notes receivable) for the years ended:
December 31, 2004	$ 660	$ -	$ (50)	$ (610)	$ -
December 31, 2003	660	-	-	-	660
December 31, 2002	660	-	-	-	660

Includes accounts written off as uncollectible and recoveries.
Valuation allowance for deferred tax assets for the years ended:
December 31, 2004	$1,836	$ -	$ -	$ -	$1,836
December 31, 2003	1,836	-	-	-	1,836
December 31, 2002	1,144	692	-	-	1,836

Inventory reserve for the years ended:
December 31, 2004	$ 8	$107	$ 28	$ (76)	$ 67
December 31, 2003	30	175	(10)	(187)	8
December 31, 2002	87	100	14	(171)	30